PRESS RELEASE
GEORGE RISK INDUSTRIES, INC.
FIRST QUARTER RESULTS

KIMBALL, NE--SEPTEMBER 18, 2014--GEORGE RISK INDUSTRIES, INC., (OTCBB:RSKIA) a leading manufacturer of products in the security industry, presented net sales for the quarter ended July 31, 2014 to be $2,998,000, an increase of 12.28% from the corresponding quarter last year. Net sales for the quarter ended July 31, 2013 were $2,670,000.

Net income for the quarter ended July 31, 2014 was at $732,000, an 8.6% increase from the corresponding quarter last year, which showed net income of $674,000. Earnings per share for the quarter ended July 31, 2014 were $0.15 per common share and $0.13 per common share for the quarter ended July 31, 2013.

First quarter sales were steady due to the continued growth with our customers as well as some of our distributors customers attaining jobs that specified GRI security products exclusively. Challenges for the coming months include the burden of regulatory requirements of the Affordable Care Act and implemen-tation of new hardware and software systems that will enhance productivity and communication throughout our organization.

Engineering diligently works to develop enhancements to our current product lines as well as development of new products that complement our existing products. Items currently in the development process include a wireless pool alarm, a high security switch, redesign of our Current Controller, redesign for the cover of the 29-Series terminal switch, twist lock for recessed steel door contacts, including biased for high security and a fuel level monitor.

At George Risk Industries, Inc.'s latest Board of Directors meeting a dividend of $0.32 per common share was declared. This dividend will be paid to stock-holders of record as of September 30, 2014 and payable by October 31, 2014.

George Risk Industries, Inc. is engaged in the design, manufacture and sales to distributors and OEM manufacturers of custom computer keyboards, push but-ton switches, burglar alarm components, pool alarms, thermostats, E-Z Duct wire cover, and hydro sensors. The company has representation in the United States, Canada, Asia, and EMEA.

CONTACTS
STEPHANIE M. RISK-McELROY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
308-235-4645
800-523-1227